April 22, 2010

Biglari Holdings Inc.
36 S. Pennsylvania Street,
Suite 500
Indianapolis, Indiana 46204

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 ("Registration Statement") of Biglari Holdings Inc. (the "Corporation") related to the registration of up to $1,000,000 of deferred compensation obligations ("Deferred Compensation Obligations") which are to be offered or sold pursuant to The Steak n Shake Non-Qualified Plan (the "Plan"), in which we have been requested to furnish an opinion to be included as Exhibit 5.1 to the Registration Statement.

In conjunction with the furnishing of this opinion, we have examined copies of the Registration Statement, the Plan and such corporate documents as we have deemed necessary to render this opinion and have assumed the accuracy of all such copies and documents.  We have also relied, as to certain factual matters, upon an Officer's Certificate of Biglari Holdings Inc. of even date herewith.  We have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies.  We have relied upon the statements contained in the Registration Statement and statements of officers of the Corporation, and we have made no independent investigation with regard thereto.  We have further assumed that the Registration Statement and any amendment thereto will have become effective (and will remain effective at the time of any issuance of any securities thereunder).

We have made such examination of the laws of the State of Indiana as we deemed relevant for purposes of this opinion letter, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State of Indiana and the laws of the United States of general application to transactions in the State of Indiana.

Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and matters investigated, we are of the opinion that the Deferred Compensation Obligations, when issued by the Corporation in accordance with the terms of the Plan, will be valid and binding obligations of the Corporation, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting enforcement of creditors' remedies or by general principles of equity.

One American Square | Suite 2900 | Indianapolis, IN 46282-0200 | P 317-236-2100 | F 317-236-2219
INDIANAPOLIS | CHICAGO | NAPERVILLE | WASHINGTON D.C.	www.icemiller.com

Biglari Holdings Inc.
April 22, 2010

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This letter does not address any matters other than those expressly addressed herein. This opinion speaks as of today's date and is limited to present statutes, regulations and judicial interpretations. In rendering this opinion, we assume no obligation to revise or supplement this opinion should present laws, regulations or judicial interpretations be changed by legislative or regulatory action, judicial decision or otherwise.

Very truly yours, /s/ ICE MILLER LLP